Exhibit (a)(1)(E)

FORM OF EMAIL

CONFIRMING RECEIPT OF ELECTION FORM

From:	Aon

Re:	Confirmation of Option Exchange

This email is to confirm the changes to your options through Aon’s UWSO Exchange Site. If you did not make these changes and believe you are receiving this email in error, please contact jbozarth@xerispharma.com.

The elections that have been made to your account on 11/9/2020 are as follows:

Grants you have chosen to exchange:

•	[Insert Transaction Information]

Grants you have chosen to not exchange:

•	[Insert Transaction Information]

If you have any questions regarding these changes, please contact jbozarth@xerispharma.com referencing the transaction numbers listed above.

Your Election may be changed or withdrawn at any time before 11:59 p.m., Central Time, on Wednesday, December 9, 2020, unless the Exchange Offer is extended. You should direct questions about the Exchange Offer or requests for assistance (including requests for additional or paper copies of the Exchange Offer, Election Form, Notice of Withdrawal or any other documents relating to the Exchange Offer) by email to jbozarth@xerispharma.com.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer to Exchange Eligible Options for New Options, dated November 10, 2020.